UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) January 4, 2008

First National Bancshares, Inc.
(Exact name of registrant as specified in its charter)

South Carolina
(State or other jurisdiction of incorporation)

000-30523	58-2466370
(Commission File Number)	(IRS Employer Identification No.)

215 North Pine Street, Spartanburg, S.C.	29302
(Address of principal executive offices)	(Zip Code)

(864) 948-9001
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry Into Material Definitive Agreement.

On December 28, 2007, First National Bancshares, Inc. (“First National”) closed on a line of credit with a correspondent bank. The line of credit, in an amount up to $15,000,000, has a twelve-year final maturity with interest payable quarterly at a floating rate tied to the Wall Street Journal Prime Rate. The terms of the line include two years of quarterly interest payments followed by ten years of annual principal payments plus quarterly interest payments on the outstanding principal balance as of December 31, 2009.

The loan agreement (the “Agreement”) between First National and Nexity Bank (the “Lender”) includes various covenants specifying certain minimum capital and financial performance requirements and asset quality ratios. The Agreement also requires the Lender’s approval of additional debt outside of the ordinary course of First National’s business, with the exception of trust preferred securities. In addition, First National must make the line of credit’s quarterly payments prior to paying any cash dividends.

The line of credit was secured in connection with the terms of the merger agreement, dated August 26, 2007, between First National and Carolina National Corporation, to support the cash consideration of the merger and to fund general operating expense for the next two years. The shareholders of both companies approved the merger in special meetings held in early December, and customary regulatory approval has been received from the Federal Reserve, the Office of the Comptroller of the Currency, and the South Carolina State Board of Financial Institutions. The transaction is expected to close in the first quarter of 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST NATIONAL BANCSHARES, INC.

By: /s/ Kitty B. Payne Name Kitty B. Payne Title: EVP & Chief Financial Officer

Dated: January 4, 2008